For Immediate Release

Contacts for Avery Dennison Corporation:	Contacts for Paxar Corporation:

Media Relations: Laurence J. Dwyer (626) 304-2014 communications@averydennison.com	Media: David R. Reno / Brooke A. Morganstein (212) 687-8080 Sard Verbinnen & Co

Investor Relations: Robert M. Powers (914) 697-6862

Investor Relations: Cynthia S. Guenther (626) 304-2204 investorcom@averydennison.com

AVERY DENNISON AND PAXAR ANNOUNCE EARLY TERMINATION OF HART-SCOTT-RODINO ACT WAITING PERIOD

     Pasadena, Calif. and White Plains, New York – April 23, 2007 -- Avery Dennison Corporation (NYSE: AVY) and Paxar Corporation (NYSE: PXR) announced on March 22 that their boards of directors had unanimously approved a definitive agreement for Avery Dennison to acquire all outstanding shares of Paxar for $30.50 per share in a cash transaction valued at approximately $1.34 billion. Avery Dennison and Paxar today announced that on April 20, 2007, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice granted early termination of the waiting period applicable to their proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Early termination of the waiting period concludes the U.S. government's pre-merger antitrust review of the transaction.

     The transaction remains subject to Paxar shareholder approval, as well as regulatory approvals in several other countries. The parties believe that they will receive regulatory clearance outside the United States by the end of the second quarter.

Paxar expects to hold its shareholder meeting early this summer, and is preparing the requisite documentation. The parties expect to complete the merger immediately after receipt of the regulatory and shareholder approvals.

About Avery Dennison Corporation

     Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply Avery Dennison’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery brand office products and graphics imaging media, Fasson brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

About Paxar Corporation

     Paxar is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar’s leadership in brand development, merchandising, information services and supply chain solutions enables Paxar to satisfy customer needs around the world.

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     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

     This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about Avery Dennison's anticipated acquisition of Paxar. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.

     All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Risks, Uncertainties and Assumptions - Avery Dennison

     Risks, uncertainties, and assumptions pertaining to Avery Dennison include, but are not limited to, the impact of economic conditions on underlying demand for the Company’s products; the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; the degree to which higher raw material and energy-related costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; potential adverse developments in legal proceedings and/or investigations, including those regarding competitive activities, and including possible fines, penalties, judgments or settlements; the ability of Avery Dennison to achieve and sustain targeted cost reductions; credit risks; ability to obtain adequate financing arrangements; changes in governmental regulations; foreign currency exchange rates and other risks associated with foreign operations; impact of war, terror, natural disasters and epidemiological events on the economy and Avery Dennison’s customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; changes in customer order patterns; loss of significant contract(s) or customer(s); timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in Avery Dennison’s SEC filings.

Risks, Uncertainties and Assumptions - Paxar

     Risks, uncertainties and assumptions pertaining to Paxar include, but are not limited to, the ability of Paxar to achieve and sustain targeted cost reductions, for example, those related to its global apparel realignment plan and other restructuring/reorganization initiatives; changes in foreign currency exchange rates; political or economic instability in Paxar’s major markets; the impact of competitive products and pricing; fluctuations in cost and availability of petroleum-based raw materials; fluctuations in retail and apparel industry demand affecting sales to customers; and other matters referred to in Paxar’s SEC filings.

Risks, Uncertainties and Assumptions - The Transaction

     Risks, uncertainties and assumptions pertaining to the transaction include the possibility that the market for and development of certain products and services may not proceed as expected; that the Paxar acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the proposed acquisition, the businesses of the companies suffer due to uncertainty or diversion of management attention; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies and cost reductions, in the time and at the cost anticipated or at all; acquisition of unknown liabilities; effects of increased leverage; and other matters that are referred to in the parties’ SEC filings.

     For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Avery Dennison’s and Paxar’s reports on Form 10-K both of which were filed on February 28, 2007 with the SEC.

     Forward-looking statements included in this news release are made only as of the date of this news release, and the companies undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances except as may be required by law.